AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OR MERGER

                  Reference is hereby made to that certain Agreement and Plan of Merger dated as of April 24, 2002 (the "Agreement") by and among CobraTech International, Inc., a Nevada corporation ("Parent"), MetaSource Systems, Inc., a Delaware corporation ("Acquired Corp"), and Meta Source Acquisition Corp., a Delaware corporation, a wholly-owned subsidiary of Parent ("Acquiring Corp"). All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

                  WHEREAS, the parties to the Agreement desire to amend certain terms of the Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Amendment to Section 1.13. Section 1.13 of the Agreement is hereby amended by replacing the number "$250,000.00" in the first sentence of such section with the number "$400,000.00."

     Except for the specific changes provided for in this section, all terms and conditions of the Agreement shall remain and are in full force and effect.

     2. Amendment to Section 16.1. Section 16.1(g) of the Agreement is hereby amended in its entirety by substituting the following:

         "(g) Parent and/or Acquiring Corp may terminate this Agreement by giving written notice to Acquired Corp if Acquired Corp has not provided evidence satisfactory to Parent that Acquired Corp has secured and finalized enforceable purchase agreements with the Acquired Entities on or before the Expiration Date. In the event that Parent and/or Acquiring Corp terminate the Agreement pursuant to this Section 16.1(g), Acquired Corp shall be obligated to repay the Bridge Loan referred to within Section 1.13 within 30 days of the mailing of the notice of termination along with interest at a rate of 8% accruing from the date Acquired Corp receives the Bridge Loan. In the event Acquired Corp fails to repay the Bridge Loan within 30 days of the mailing of the termination notice, Parent may, in its sole discretion, convert any unpaid amounts of principal and interest into a pro-rata portion (depending the amount paid) of a 7% non-dilutable equity interest in Acquired Corp in the form of Acquired Corp Common Stock. Such interest shall remain non-dilutable for a period of 12 months from the date of conversion. Should Parent elect not to convert the unpaid principal and interest into Acquired Corp Common Stock, on the thirty-first (31st) day following the termination notice, Acquired Corp shall issue Parent a non-dilutable 5% interest in Acquired Corp in the form of Acquired Corp Common Stock. Such interest shall remain non-dilutable for a period of 12 months from the issuance date and the unpaid principal shall continue to accrue interest at 8% until paid, in full."


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     3. Miscellaneous. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, each of the following parties have caused this Amendment to be duly executed as of the 23rd day of May 2002.

Parent:                                                 Acquired Corp:

CobraTech International, Inc.                  MetaSource Systems, Inc.

       /s/ Joe Cheung                              /s/  Courtney Smith
By:    _____________________________         By:   ___________________________
       Joe Cheung                                         Courtney Smith
Its:   President                                   Its:   President

       /s/ Joe Cheung                              /s/ Julie Kostas
By:    _____________________________         By:   ___________________________
       Joe Cheung                                         Julie Kostas
Its:   Secretary                                   Its:   Secretary

Acquiring Corp:

Meta Source Acquisition Corp.

By:      /s/ Joe Cheung
         --------------------------------------------
         Joe Cheung
Its:     President

By:      /s/ Joe Cheung
         --------------------------------------------
         Joe Cheung
Its:     Secretary